Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-102813

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been  filed with the Securities and Exchange Commission and has been declared effective. This prospectus supplement and the accompanying prospectus are  not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 4, 2003

Prospectus supplement

(To prospectus dated August 13, 2003)

4,500,000 shares

Common stock

We intend to sell a number of shares that will result in gross proceeds of approximately $75 million.

Our common stock is traded on the Nasdaq National Market under the symbol “LEXR.” On September 3, 2003, the last reported sale price of our common stock was $16.82 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to Lexar Media, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 675,000 additional shares.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager JPMorgan	Co-Lead Manager SG Cowen

C.E. Unterberg, Towbin

September     , 2003

Prospectus supplement

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $85,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Documents Incorporated by Reference” on page S-14 of this prospectus supplement before investing in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the prospectus is accurate as of any date other than the dates on the front covers of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Lexar” refer to Lexar Media, Inc., a Delaware corporation.

S-ii

Prospectus supplement summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus to help you understand our business. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus to determine whether an investment in our common stock is appropriate for you.

Lexar Media, Inc.

We design, develop and market high-performance flash cards for the capture and retrieval of digital content for the digital photography, consumer electronics, industrial and communications markets. Our flash cards enable photographers to capture digital images and download them quickly to a personal computer for editing, distributing and printing. These flash cards also allow a user to access digital content in other forms, including music and data files. To address the growing market for digital storage solutions, we market our JumpDrive™ products that serve a variety of uses including floppy disk replacement. We have also selectively sold our products and licensed our technology to third parties in business sectors such as data communications, telecommunications, industrial, computing and embedded markets. As of August 5, 2003, we have been granted or allowed 67 patents in the United States and other countries and have over 89 pending United States and foreign patent applications. Due primarily to continued growth in the digital camera market and the emergence of the flash drive market, our revenues increased 117% to $136.1 million for the six months ended June 30, 2003 from $62.8 million for the six months ended June 30, 2002, while our net income increased to $11.3 million for the six months ended June 30, 2003 from a net loss of $3.6 million for the six months ended June 30, 2002.

Several trends are driving increased demand for high-performance flash cards. Digital camera demand continues to grow driven by technology enhancements and declining prices. According to an IDC report entitled “Worldwide Flash Memory Card and USB Flash Drive Forecast and Analysis, 2002-2007” dated June 2003, total worldwide flash card units are forecasted to grow from approximately 67 million units in 2002 to approximately 315 million units in 2007. In addition to digital cameras, companies are introducing other electronic devices that enable consumers to enjoy digital media and communicate independent of physical location. To address the proliferation of these portable consumer electronic devices, manufacturers are increasingly utilizing flash memory in data storage applications. Flash memory is a type of nonvolatile memory, meaning that it retains data without power being supplied. There are several reasons that nonvolatile memory, such as flash memory, is preferable to other types of data storage, such as a hard disk: (1) it is noiseless; (2) it allows for faster access; (3) it is smaller and lighter; and (4) it has no moving parts and is therefore more durable.

In order to address the growing market opportunity in digital photography and other emerging applications for flash memory, we market and sell the following products:

Flash memory cards.    Our digital film combines flash memory from leading suppliers with our patented technology to address the needs of professional, commercial and amateur photographers. We believe that our high-performance CompactFlash cards can record images faster than other CompactFlash cards. This performance advantage is particularly noticeable when used in advanced digital cameras that take advantage of our digital film’s write speed, or the rate at which our digital film can capture a digital image. Our digital film is compatible with substantially all digital cameras, including those manufactured by Agfa, Canon, Casio, Epson, Fuji, Hewlett-Packard, Kodak, Konica, Minolta, Nikon, Olympus, Pentax, Polaroid, Ricoh, Sanyo, Sigma, Sony and Yashica.

We offer flash memory cards in all major media formats currently used by digital cameras and other electronic devices such as: CompactFlash, Memory Stick, Memory Stick Pro, SmartMedia, Secure Digital Card, MultiMedia Card and the xD Picture Card. Of these formats, we currently manufacture CompactFlash and Memory Stick, and we plan to manufacture memory cards in additional formats.

JumpDrive.    Our JumpDrive product line consists of portable data storage devices, or flash drives, that allow customers to easily store, transfer and carry data through a USB connection. Flash drives connect flash memory directly through a USB connector to a user’s USB port. We currently manufacture all of our JumpDrive products.

Connectivity products.    Our digital media reader/writers are products that facilitate the transfer of digital images and other data files to personal computers and other devices without a direct connection to the digital camera. Because these products connect the memory to another device, we generally refer to them as connectivity products.

Flash memory controllers.    Our flash memory controller technology can be applied to a variety of consumer electronic applications such as digital music players, laptop computers, personal digital assistants, telecommunication and network devices and digital video recorders. A controller determines, among other things, the manner in which data is written to and read from flash memory and is important in determining the overall performance of the flash card. In order to extend our technology into these markets, we have selectively sold our products and licensed our technology to third parties in business sectors such as data communications, telecommunications, industrial, computing and embedded markets.

We sell our digital media and connectivity products to end-users primarily through mass market, consumer electronics, photo and OEM channels. The mass-market and consumer electronics channels include national and regional retailers and select corporate accounts. The photo channel includes specialty stores targeted at professional photographers and enthusiasts. OEMs consist of digital camera manufacturers and other private label resellers. We recently expanded our worldwide retail presence to over 40,000 retail storefronts, including retail accounts such as CompUSA, Dixons, Ritz Camera Centers, Target and Wal*Mart. We believe our growth in the retail channel was a major factor in the significant growth in our product revenues during 2002 and the first half of 2003.

Our goal is to be the leading provider of high-performance flash cards and flash memory solutions on a worldwide basis. To achieve this goal we are pursuing the following growth strategies:

•	Increase our market share in the digital photography market;

•	Continue to expand into adjacent consumer electronic device and embedded markets, including smart mobile phones, MP3 players, digital video cameras, personal digital assistants and digital video recorders, by leveraging our brand name and worldwide retail presence;

•	Strengthen our position in the market for flash drive products;

•	Leverage our intellectual property to create licensing opportunities;

•	Continue to invest in technology development to create new products; and

•	Expand our international presence, particularly in Europe.

We were incorporated in Delaware in 2000. Our principal executive headquarters are located at 47421 Bayside Parkway, Fremont, California 94538. Our telephone number is (510) 413-1200.

The offering

Common stock offered by Lexar Media	4,500,000 shares

Common stock to be outstanding after the offering	75,269,127 shares

Use of proceeds	For general corporate purposes and to fund working capital requirements. See “Use of Proceeds” for more information regarding our intended use of the net proceeds from this offering.

Nasdaq National Market symbol	LEXR

The number of shares of our common stock that will be outstanding after this offering is based on 70,769,127 shares outstanding as of August 31, 2003. The number of shares of our common stock that will be outstanding after the offering excludes:

•	17,548,408 shares of our common stock subject to options outstanding as of August 31, 2003 at a weighted average exercise price of $4.68 per share;

•	528,432 shares of our common stock subject to warrants outstanding as of August 31, 2003 at a weighted average exercise price of $5.25 per share; and

•	1,852,763 additional shares of our common stock that have been reserved for issuance upon future grants under our stock option and stock purchase plans as of August 31, 2003.

Unless otherwise noted, all information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

Summary consolidated financial data

	Year Ended December 31,			Six Months Ended June 30,
(in thousands, except net income (loss) per common share)	2000	2001	2002	2002	2003

				(unaudited)
Consolidated statements of operations data:
Net revenues:
Product revenues	$87,227	$61,932	$156,744	$54,242	$127,431
License and royalty revenues	750	11,709	17,295	8,527	8,696

Total net revenues	87,977	73,641	174,039	62,769	136,127
Gross margin	12,326	5,996	45,840	16,901	36,634
Income (loss) from operations	(48,612)	(39,086)	10,738	1,689	11,814
Net income (loss)	$(54,266)	$(47,508)	$4,009	$(3,608)	$11,321

Net income (loss) per common share:
Basic	$(2.09)	$(0.82)	$0.07	$(0.06)	$0.17

Diluted	$(2.09)	$(0.82)	$0.06	$(0.06)	$0.15

Shares used in computing net income (loss) per common share:
Basic	26,100	58,168	59,918	59,207	66,797
Diluted	26,100	58,168	66,644	59,207	76,546

	June 30, 2003
(in thousands)	Actual	As Adjusted (1)

	(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$44,772	$116,656
Working capital	55,071	126,955
Total assets	139,919	211,803
Long-term liabilities	949	949
Stockholders’ equity	58,138	130,022

(1)	The information under “As Adjusted” reflects the receipt of the net proceeds from the sale of the 4,500,000 shares of common stock offered by us under this prospectus supplement at an assumed offering price of $16.82 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Special note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus and in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus supplement and the accompanying prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement and the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Risk factors

This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement and the accompanying prospectus, you should carefully review the following risk factors and the “Risk Factors” section beginning on page 4 of the accompanying prospectus before purchasing any of the common stock offered hereby.

Risks related to our intellectual property

If we are unable to adequately protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

We regard our intellectual property as critical to our success. If we are unable to protect our intellectual property rights, we may be unable to successfully compete in our market.

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and other methods to protect our proprietary technologies. As of August 5, 2003, we had been granted or allowed more than 67 patents in the United States and other countries and have more than 89 pending United States and foreign patent applications. We cannot assure you, however, that:

•	any of our existing or future patents will not be invalidated;

•	patents will be issued for any of our pending applications;

•	any claims allowed from existing or pending patents will have sufficient scope or strength; or

•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage.

It may also be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents.

We are involved in intellectual property litigation, and expect to become involved in additional litigation that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology.

We are a party to litigation with third parties to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. We expect to be involved in additional patent litigation in the future. These lawsuits could subject us to significant liability for damages. These lawsuits could also lead to the invalidation of our patent rights. Patent lawsuits are extremely expensive and time-consuming and can divert management’s time and attention. When we sue other companies for patent infringement, it may prompt them to respond by suing us for infringement of their patents. We are also negotiating license agreements with third parties, which could result in litigation if these negotiations are unsuccessful. Additional patent litigation would significantly increase our legal expenses, which would result in higher operational expenses and lower operating margins. We are currently in patent litigation with Toshiba. In this litigation, we have asserted that Toshiba infringes thirteen of our patents through their sale of flash memory chips, cards and cameras. In a separate action, Toshiba has asserted that we infringe eight of Toshiba’s patents through our sale of flash devices that we manufacture and readers. Such products comprise a substantial portion of our revenues. If we were found to infringe Toshiba’s patents or if we were involved in other intellectual property litigation, we could be forced to do one or more of the following:

•	pay damages on products that were found to infringe the other party’s patents;

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may incur additional costs or be unable to manufacture and sell our products.

Risks related to this offering

Our stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, our stock price may continue to be volatile which could negatively affect your investment.

The trading price of our common stock has fluctuated significantly since our initial public offering in August 2000 and has only recently risen above the original offering price of $8 per share. Many factors could cause the market price of our common stock to fluctuate, including:

•	variations in our quarterly operating results;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	departure of key personnel;

•	the gain or loss of significant orders or customers;

•	sales of common stock by our officers and directors;

•	changes in the estimates of our operating performance or changes in recommendations by securities analysts; and

•	market conditions in our industry and the economy as a whole.

In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could harm our operating results and our business.

Management might apply the net proceeds from this offering to uses that do not improve our operating results or increase the value of your investment.

Our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

Our charter documents and Delaware law could delay or prevent a takeover of us that stockholders may consider favorable, which could cause the market price of our common stock to decline.

We have a classified board of directors. In addition, our stockholders are unable to act by written consent or to call special meetings of stockholders without advance notice and approval of stockholders owning at least a majority of our outstanding voting stock. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third-party to acquire us, even if doing so would benefit our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

Our officers and directors exert substantial influence over us.

Our executive officers, our directors, and entities affiliated with them together beneficially own a substantial portion of our outstanding common stock. As a result, these stockholders are able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by other stockholders.

Future sales of shares by existing stockholders could affect our stock price.

The shares held by our stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933 and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and the securities rules and regulations applicable to these shares. Furthermore, certain of our directors and officers have entered into written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 under which they have been selling shares of our common stock in the public market, which sales could have an adverse effect on our stock price.

Use of proceeds

We estimate that we will receive approximately $71.9 million in net proceeds from the sale of shares of our common stock in this offering, based on an assumed offering price of $16.82 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes and to fund working capital requirements. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

Capitalization

The following table sets forth our capitalization as of June 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the 4,500,000 shares of our common stock offered by us at an assumed offering price of $16.82 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	June 30, 2003
(in thousands, except share and per share data)	Actual	As Adjusted

	(unaudited)
Long-term liabilities	$949	$949

Stockholders’ equity:
Preferred stock—$0.0001 par value per share—10,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common stock—$0.0001 par value per share—200,000,000 shares authorized, 68,429,798 shares issued and outstanding actual; 200,000,000 shares authorized, 72,929,798 shares issued and outstanding as adjusted	7	7
Additional paid-in capital	179,985	251,869
Unearned stock-based compensation	(124)	(124)
Notes receivable from stockholders	(1,001)	(1,001)
Accumulated deficit	(120,525)	(120,525)
Accumulated other comprehensive loss	(204)	(204)

Total stockholders’ equity	58,138	130,022

Total capitalization	$59,087	$130,971

The number of shares of common stock outstanding as of June 30, 2003 excludes:

•	14,915,104 shares of our common stock subject to options outstanding as of June 30, 2003 at a weighted average exercise price of $2.68 per share;

•	736,563 shares of our common stock subject to warrants outstanding as of June 30, 2003 at a weighted average exercise price of $5.52 per share; and

•	6,189,192 additional shares of our common stock that have been reserved for issuance upon future grants under our stock option and stock purchase plans as of June 30, 2003.

Underwriting

J.P. Morgan Securities Inc., SG Cowen Securities Corporation and C.E. Unterberg, Towbin are the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to each underwriter, the following respective number of shares of common stock set forth opposite the name of each underwriter:

Name	Number of Shares

J.P. Morgan Securities Inc.
SG Cowen Securities Corporation
C.E. Unterberg, Towbin

Total	4,500,000

The underwriting agreement between us and the underwriters provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

We have granted to the underwriters an option, exerciseable for 30 days from the date of this prospectus supplement, to purchase up to 675,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without over- allotment exercise	With over- allotment exercise

Per share	$	$
Total	$	$

The underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at the public offering price less a concession not to exceed $         per share. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $         per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms.

We and our directors, executive officers and one of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and such holders of stock have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, options or warrants to acquire shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by us, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or publicly announce an intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. In addition, our directors, executive officers and one of our stockholders have agreed that, without the prior written consent of J.P. Morgan Securities Inc., they will not, during this period, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock. Such consent may be given at any time without public notice. The foregoing restrictions shall not apply to (i) the sale of common stock pursuant to this prospectus supplement and the accompanying prospectus, (ii) the issuance of common stock upon the exercise of options granted under our existing employee stock option plans, (iii) sales by our directors and executive officers under pre-existing plans adopted pursuant to Rule 10b5-1 under the Exchange Act, and (iv) sales by each of our directors, executive officers and one of our stockholders of up to an aggregate of 10% of the sum of (A) shares of common stock held as of the date of this prospectus supplement and (B) shares of common stock issuable upon the exercise of options to purchase common stock vested as of the date of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act in connection with this offering. Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common shares in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more common shares in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common shares that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common share at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. In general a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $400,000 excluding underwriting discounts and commissions.

In the ordinary course of the underwriters’ respective businesses, the underwriters and their affiliates may, from time to time, engage in commercial and investment banking transactions with us.

Legal matters

Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Fenwick & West LLP owns 12,255 shares of our common stock. Certain legal matters with respect to the securities will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

Where you can find more information

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement and the accompanying prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You should direct any requests for copies to: Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538, Attention: Investor Relations, Telephone: (510) 413-1200.

Documents incorporated by reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003, as amended on July 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 15, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference into this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

Prospectus

$85,000,000

Lexar Media, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

1,250,000 Shares of Common Stock

Offered by Selling Stockholders

This prospectus includes a general description of the shares of common stock, shares of preferred stock, debt securities and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $85,000,000. In addition, the selling stockholders named in this prospectus may sell up to 1,250,000 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

Our common stock trades on The Nasdaq National Market under the symbol “LEXR.” The last reported sales price of our common stock on August 7, 2003 was $11.90.

Investing in our securities involves risks that are described in the section entitled “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2003.

About this prospectus

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock, debt securities and warrants up to an aggregate amount of $85,000,000. In addition, the selling stockholders named in this prospectus may sell up to 1,250,000 shares of our common stock. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we and/or the selling stockholders offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Lexar” refer to Lexar Media, Inc., a Delaware corporation, and not to the selling stockholders.

i

Prospectus summary

This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Lexar Media, Inc.

We design, develop and market high-performance flash cards that we market as “digital film” to the digital photography market as well as to other markets utilizing portable digital storage media for the capture and retrieval of digital content. Flash memory is a type of nonvolatile memory, meaning that it retains data without power being supplied. There are several reasons that nonvolatile memory, such as flash memory, is preferable to other types of data storage, such as a hard disk: (1) it is noiseless; (2) it allows for faster access; (3) it is smaller and lighter; and (4) it has no moving parts and is therefore more durable. We also market a variety of connectivity products that link our media products to PCs and other electronic devices.

Our digital film products enable customers to capture digital images and download them quickly to a personal computer for editing, distributing and printing. We offer flash cards in the five primary media formats currently used by digital cameras and other electronic devices: CompactFlash, Memory Stick, SmartMedia, Secure Digital Card and MultiMedia Card. We also recently began selling the xD Picture Card, which is currently marketed and sold only as digital film, although it may in the future be marketed for use in other electronic devices, as well as the Memory Stick Pro, which is gradually being incorporated in devices offered by Sony. Of those seven formats, we currently manufacture CompactFlash and Memory Stick and are planning to expand to additional formats in 2003. In manufacturing our CompactFlash and Memory Stick flash cards, we combine flash memory from leading suppliers with our patented controller technology. A controller determines, among other things, the manner in which data is written to and read from the flash memory and is important in determining the overall performance of the flash card.

To address the growing market for compact digital data and media storage solutions, during the third quarter of 2002, we introduced and began selling JumpDrive™, a new, high-speed portable universal serial bus, or USB, flash drive for consumer applications that serves a variety of uses, including floppy disk replacement. A USB flash drive is a device that connects flash memory directly through a USB connector to a user’s USB port.

Our digital media reader/writers are products that facilitate the transfer of digital images to personal computers and other devices without a direct connection to the digital camera. Because they connect the memory to another device, we generally refer to these as connectivity products. Our JumpShot cable connects the USB port to our USB-enabled CompactFlash digital film to quickly and easily transfer images.

Our flash memory controller technology can be applied to a variety of consumer electronic applications such as digital music players, laptop computers, personal digital assistants, telecommunication and network devices and digital video recorders. In order to extend our technology into these markets, we have selectively sold our products and licensed our technology to third parties in business sectors such as data communications, telecommunications, industrial, computing and embedded markets.

The address of our principal executive offices is 47421 Bayside Parkway, Fremont, California 94538.

Recent developments

On July 17, 2003, we announced results of operations for the three months ended June 30, 2003. Our total revenues for the quarter were $81.5 million, a 49% increase from total revenues of $54.6 million in the preceding quarter and a 140% increase from total revenues of $34.0 million for the three months ended June 30, 2002. Gross margin for the quarter was 27% compared to 27% in the preceding quarter and 26% in the second quarter of 2002. Net income for the quarter was $7.0 million, or $0.09 per diluted share, as compared to $4.3 million, or $0.06 per diluted share, in the preceding quarter and $1.3 million, or $0.02 per diluted share, in the second quarter of 2002.

The securities we may offer

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing, and the selling stockholders named in this prospectus may sell shares of our common stock. The aggregate offering price of securities that we may offer with this prospectus will not exceed $85,000,000. In addition, the selling stockholders named in this prospectus may sell up to 1,250,000 shares of our common stock. Each time we and/or the selling stockholders offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we and/or the selling stockholders may offer with this prospectus.

Common stock

We and the selling stockholders may offer shares of our common stock, par value $0.0001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred stock

We may offer shares of our preferred stock, par value $0.0001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Debt securities

We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

We will issue the debt securities under an indenture or indentures between us and U.S. Bank, N.A., as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus is a part.

Warrants

We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

Special note regarding forward-looking statements

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Risk factors

Before investing in our securities, you should carefully consider the risks described below and any risks contained in the accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the prospectus supplement. If any of these risks occurs, our business, prospects, results of operations and financial condition could be harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks related to our business

Our operating results and gross margins may fluctuate significantly in the future and are difficult to predict. If our future results are below the expectations of investors or securities analysts, the market price of our common stock could decline significantly.

Our operating results and gross margins may vary significantly in the future based on a number of factors related to our industry and the markets for our products. We will have little or no control over many of these factors and any of these factors could cause our operating results and gross margins, and consequently the price of our common stock, to fluctuate significantly. These factors include, among others:

•	competitive pricing pressures;

•	the rate of growth of the market for digital cameras and digital film;

•	fluctuation in demand for our products, including seasonal demand for our products and the volume and timing of potential retail customer and distributor orders;

•	the availability of flash memory, particularly flash memory that meets our technological requirements;

•	the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative advertising payments and other concessions and discounts that we may need to provide to some of our customers due to competitive pricing pressures;

•	increases in the price of flash memory;

•	the availability of sufficient silicon wafer foundry capacity and product components to meet customer demand;

•	our ability to estimate revenue reserves for product sales to certain customers;

•	the timing and amount of expenses related to obsolescence and disposal of excess inventory and the difficulty of forecasting and managing our inventory levels;

•	the timing and amount of any reductions in the average selling prices of our products and services;

•	the mix of business between retail, OEM and licensing;

•	the difficulty of forecasting sell-through rates of our products and their impact on inventory levels at our distributors and customers, which may result in additional orders being delayed or reduced and inventory being returned;

•	price reductions in key components, such as flash memory, could result in reduced margins when selling products that include previously purchased components held in inventory;

•	increases in costs charged by our component or card suppliers or the failure of our suppliers to decrease the prices they charge to us when industry prices decline;

•	the timing and amount of orders and cancellations from existing and new customers;

•	the announcement or introduction of products and technologies by competitors;

•	the timing and manner of revenue recognition for any given customer, including the deferral of revenue from new customers until the product is sold to their customers or changes in our ability to estimate appropriate reductions in product revenue based upon historical experience which may lead to the deferral of revenue until product is sold to their customers;

•	any lessening or decline in the trend of sequential increases of the capacity per unit sold of digital storage media;

•	competing flash card standards, which displace the standards used in our products;

•	shortages of components such as capacitors and printed circuit boards required for the manufacturing of our products;

•	exchange rate fluctuations, particularly the exchange rate of the U.S. dollar to the British pound and Japanese yen and the exchange rate of the British pound to the Euro;

•	commencement of or involvement in litigation;

•	potential product quality problems which could raise return or rework costs; and

•	whether we can sell controllers in the volumes and at the prices we anticipate.

In addition, as a result of the emerging nature of our market, we may be unable to accurately forecast our revenues and gross margins. We incur expenses based predominantly on operating plans and estimates of future revenues. Our expenses are to a large extent fixed and we may not be able to adjust them quickly to meet a shortfall in revenues during any particular quarter. We also plan inventory levels based on anticipated revenues. Any significant shortfall in revenues in relation to our expenses and planned inventories would decrease our net income or increase our operating losses and would also harm our financial condition. Declines in our operating results or gross margins may cause us to fail to meet the expectations of investors or securities analysts. If this were to happen, the market price for our common stock would likely decline significantly.

We primarily depend upon Samsung for our flash memory, and if Samsung is unable to provide us with sufficient quantities of flash memory in a timely manner and remain technologically competitive and competitive on its price and sales terms, or if Samsung were to reduce or eliminate our credit terms, we would not be able to manufacture and deliver digital media to our customers in accordance with their volume, price and schedule requirements, or we would have to seek alternate suppliers or additional financing.

As a result of the supply agreement we entered into with Samsung in April 2001, it has become our primary supplier of flash memory, which is the primary cost of our digital media. We expect that the demand for flash memory over the remainder of this year and continuing into next year will be substantially greater than the supply of flash memory due to the increasing demand for digital cameras, increased use of flash memory in cellular phones and other digital consumer products, such as USB flash drives, as well as reduced yields as NAND manufacturers phase to smaller flash geometries. Shortages of flash memory now exist. If we are unable to obtain sufficient quantities of flash memory from Samsung or, if necessary, from another flash memory supplier in a timely manner and at competitive prices, we would not be able to manufacture and deliver flash memory products to satisfy our customers’ requirements. Because we now obtain and will likely obtain most of our flash memory from Samsung for the foreseeable future, our relationships with other flash suppliers are not as strong as they had been in the past. Other flash suppliers may not be able to supply our flash memory needs if we cannot obtain adequate supplies from Samsung. Even if we are able to obtain flash memory in sufficient volumes and on schedules that permit us to satisfy our delivery requirements, we cannot assure you that the prices charged by these suppliers will enable us to compete effectively in our market. If we are unable to satisfy the requirements of our customers or supply digital media to them in the volumes they request, they will likely reduce future orders or eliminate us as a supplier. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. If we are unable to obtain flash memory at economical prices, our margins would decline unless we could raise the prices of our products in a commensurate manner or offset the cost increases elsewhere. The existing competitive conditions may not permit us to do so, which would adversely impact our revenues and gross margin.

In addition, if Samsung does not offer us prices, sales terms and credit terms that are sufficient to meet our growing needs, we might have to seek alternate suppliers or additional financing. Furthermore, if Samsung is unable to ensure that its flash memory is technologically and price competitive or has any interruptions in shipment for any reason, we may also be unable to satisfy our customers’ requirements. For example, Samsung is emphasizing smaller flash geometries over multi-level cell technology. If multi-level cell technology can be manufactured in volume at high yields, it could offer significant cost advantages over single-level cell technologies. If we are unable to satisfy the requirements of our customers, they may reduce any future orders or eliminate us as a supplier. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Samsung has also publicly announced that it will be directly entering the retail market for flash memory cards, making it a direct competitor to us. Samsung and many other potential suppliers of flash memory are located in Asia, a region that has been, and in the future may be, affected by economic and political instability that could adversely affect the price and supply of flash memory.

The solid-state storage market is evolving, and we may not have rights to manufacture and sell certain types of digital film formats or we may be forced to pay a royalty to sell digital film in these formats. Future digital film formats may not use our core technology.

Many new digital cameras and other consumer devices now use emerging flash memory formats such as the Secure Digital Card or the xD Picture Card formats, which we do not currently manufacture and do not have rights to manufacture. The Secure Digital Card, for example, was introduced by a consortium consisting of SanDisk, Matsushita and Toshiba. The consortium charges license fees to other companies that want to manufacture this product. The Secure Digital Card and the xD Picture Card have rapidly gained broad consumer acceptance. This will likely result in a decline in demand (on a relative basis) for other products that we manufacture such as CompactFlash cards. We currently source such products from third parties. We generally have higher gross margins on products we manufacture compared with products we purchase and resell. Products we purchase and resell have increased as a percentage of our total net revenues. Until we begin to manufacture such products ourselves, we expect that products that we purchase and resell will continue to increase as a percentage of our total revenues, which will have an adverse effect on our gross product margin. We expect to begin the manufacture of additional flash card formats during the fourth quarter of 2003, though we may be unable to secure licensing arrangements that give us the right to manufacture these new or other future formats at reasonable rates or at all. If we are not able to supply all flash card formats at competitive prices or if we were to have product shortages, our margins would be adversely impacted and our customers would likely cancel orders or seek other suppliers to replace us.

Matrix Semiconductor has announced that it soon plans to introduce a one time programmable memory with significant cost savings over the types of memory that are currently commercially available. If we are unable to obtain such technology at competitive prices, our business may be adversely affected. Further, future digital cameras may use other digital film formats, such as compact discs, rotating media, micro-optical storage or magneto-optical storage, which may not use our controller technology.

If we are unable to generate increased revenue from licensing our intellectual property, our gross margins would be negatively impacted and we may have difficulty sustaining profitability.

We have historically derived the substantial majority of our licensing revenue from a limited number of sources. We believe, however, that our future growth and ability to sustain profitability may depend on our ability to protect and license our intellectual property. If we fail to generate significant licensing revenues from these activities or increase the revenues we derive from our higher margin controller sales, we may not grow our revenues and margins as planned and we may have difficulty sustaining profitability. In March 2002, we terminated our prior license agreement with Samsung and executed a new license agreement that renewed and extended the prior license. Under this new agreement, Samsung prepaid fixed royalties due under the prior license agreement at a 5% discount rate. Samsung also paid additional licensing fees for expanded rights to license our technology. The license payments are fixed through the first eight quarters of the agreement through March 31, 2004 and become variable thereafter. Whether we will be paid any royalties under the variable royalty obligations depends on a number of factors, including which flash products Samsung manufactures and sells and in what volumes, as well as our relative market shares and our aggregate purchases from Samsung. We cannot assure you that we will be paid any amounts in variable royalties and we may earn no variable royalties whatsoever. The agreement also includes terms that allow either party to terminate the agreement in the event of the other party’s breach of the agreement or bankruptcy. If our licensing revenue declines, our revenues, gross margins and earnings will be significantly negatively impacted and we may have difficulty sustaining profitability. We have been in negotiations and have initiated litigation with other companies in order to further expand our licensing revenue, but there can be no assurance that we will be successful in these efforts.

If we are unable to continue to develop, competitively market and sell our JumpDrive portable flash storage product line our revenues, gross margins and profitability would be negatively impacted.

We have recently derived a significant portion of our revenues and gross margin from sales or our JumpDrive flash storage products. We believe that the market for flash storage will become increasingly competitive and if we cannot continue to develop, market and sell these products our revenues, gross margins and profits may decline.

If we are unable to obtain additional financing for our future capital needs, we may be unable to develop or enhance our products, expand our operations or respond to competitive pressures.

We had approximately $44.8 million in available cash and cash equivalents as of June 30, 2003. We currently anticipate that this amount, together with funds available under our bank and vendor credit facilities, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months at our current operating levels. However, we might need to raise additional funds prior to the expiration of this period to fund additional growth if we do not realize our expectation of continued operating income and incur operating losses that deplete our working capital, or if we are unable to maintain our existing credit facilities, including credit extended to us from our suppliers. If we were required to raise additional funds, it could be difficult to obtain additional financing on favorable terms, if at all. We may try to obtain additional financing by issuing shares of common stock, preferred stock, debt securities, or warrants or otherwise, which could dilute our existing stockholders. If we cannot raise needed funds on acceptable terms, or at all, we may not be able to maintain our product development schedule, respond to competitive pressures or grow our business.

Increased competition in the digital media market may lead to a decrease in our revenues and market share.

We currently compete in an industry characterized by intense competition, supply shortages rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence. Our existing competitors include many large domestic and international companies that have longer operating histories and greater brand name recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with retailers, OEMs and end users. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than we may. Ultimately, this may lead to a decrease in our sales and market share.

Our primary competitors are companies that sell flash media into the mass market, photo and OEM channels. Many of these companies are manufacturers with both controller and flash memory capabilities, such as Micron, Samsung, Renesas (a recent joint venture between Hitachi and Mitsubishi), SanDisk and Toshiba. Samsung has recently begun to sell flash cards in larger volumes to third parties, including to our competitors, and has publicly announced its intention to sell flash cards directly to retail customers. Renesas has recently made several announcements that suggest that it has increased its commitment to flash memory. SanDisk and Toshiba jointly develop and manufacture high-performance flash memory. Because flash memory represents a significant portion of the cost of flash media, SanDisk may have a competitive advantage in that it has access to high-capacity flash memory at prices that may be substantially below the prices that Samsung will charge.

We also face significant competition from manufacturers or card assemblers and resellers that either resell flash cards purchased from others or assemble cards from controllers and flash memory chips purchased from companies such as Renesas or Toshiba, into flash cards. These companies include Crucial, Dane-Elec, Delkin Devices, Eastman Kodak, Feiya Corporation, Fuji, Hagiwara, Hewlett Packard, I/O Data, Infineon, Kingston Technology, M-Systems, Matsushita, Memorex, Memory Plus, Micron, PNY, PQI, Pretec, Ritek, Samsung, Silicon Storage Technology, Silicon Tek, Simple Technology, SMART Modular Technologies, Sony, TDK, Transcend, Viking Components and many others.

An increasing number of companies are manufacturing their own controllers, including KTC, SanDisk, Silicon Storage Technologies (SST), Solid State System Co. Ltd. (3-S), and a number of other companies. Such companies either combine their controller with flash memory from third parties to manufacture their own flash cards or sell their controllers to third parties who use them to assemble flash cards. Additionally, major semiconductor companies such as Infineon, Renesas, Samsung and Toshiba have also developed or are currently developing their own controllers that will likely compete with our controller and card sales.

Many companies have introduced USB Drives that compete directly with our JumpDrive line of products. These include Apacer, Belkin, Iomega, JM Tek, M-Systems, Netac, PenDrive, Samsung, SanDisk, Simple, Trek and many others.

Our competitors have also introduced additional flash card formats. For example, a consortium consisting of SanDisk, Matsushita and Toshiba have developed the Secure Digital Card, a media format used in digital cameras as well as in other electronic applications, and Fuji and Olympus have introduced the xD Picture Card. We do not currently manufacture these new flash memory products, and we may not be able to do so in the future at a reasonable rate or at all. If we are unable to obtain the rights to manufacture these products, our business will be adversely affected.

Kodak and Fuji are the largest and best-known manufacturers of traditional film products. Kodak and Fuji have entered the U.S. digital film market, but do not yet manufacture their own digital film. Kodak has also announced that it plans to build on its digital strategy with investments and purchases as it aims to be the number one player in digital photography. It further stated that it would fund its digital plans from $6 billion in free cash flow between 2001 and 2005. With their resources and worldwide brand recognition, either Kodak or Fuji would be formidable competitors for our core business.

Several companies have introduced competing technologies for use in digital cameras. These include products such as Digital Capture Technology and the MicroDrive. Although the cost per megabyte of rotating media such as Digital Capture Technology and the MicroDrive is lower than that of flash cards, rotating media has historically had higher power consumption and lower reliability than flash cards. Compact discs can also be used as a storage medium for digital cameras and other devices, and, while inexpensive, are quite bulky. We expect to continue to face competition from existing or future competitors that design and market similar or alternative data storage solutions that may be less costly or provide additional features. If a manufacturer of digital cameras or other consumer electronic devices designs one of these alternative competing standards into its products, the digital film we manufacture, as currently configured, will not be compatible with that product and our revenues may decline.

We have a history of losses and may not be able to sustain profitability.

As of June 30, 2003, we had an accumulated deficit of approximately $120.5 million. We cannot assure you that we will be able to sustain profitability in future periods, and we will likely use cash for operations. Our ability to sustain profitability depends on the rate of price decreases for our products, the growth of the markets for digital cameras, digital film and digital storage media, the extent to which our products, particularly our higher margin products, are accepted by these markets, our ability to charge a premium for our higher performance products and our ability to adequately control our operating expenses, particularly our litigation costs. We also must continue to reduce the costs of producing and selling our digital film products by controlling our internal and channel inventory, securing the best available pricing for flash cards and components used in our digital media products and reducing our manufacturing costs. If we are unsuccessful in increasing revenues from our higher margin products and controlling our operating expenses, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

We market our digital media primarily on the basis of its superior technology. If we are unable to achieve or maintain technology leadership, our revenues and gross margins would likely decline significantly.

We market our digital media primarily on the basis of its performance and technology advantage over our competitors’ products. In doing so, we have emphasized our speed advantage over our competitors’ products and have tried to establish ourselves as the brand of choice among professional photographers. We label our CompactFlash products for write speed performance in which 1x is equal to a write speed of 150 kilobytes per second, nomenclature similar to that used in the CD-ROM industry. For example, our 4x CompactFlash digital film is capable of sustained write speeds of at least 600 kilobytes per second. Currently, we offer CompactFlash with write speeds ranging from 4x to 40x. Our highest capacity card is currently 4 gigabytes. From time to time our competitors have introduced products for which they have claimed high sustained write speeds. If we are unable to design and manufacture products that are technologically superior to those of our competitors or if we lose our status as a brand preferred by professional photographers, we will be unable to achieve a premium price for our products. If this were to occur, our revenues and gross margins would likely decline significantly.

Our products are characterized by average selling prices that have historically declined over relatively short time periods. If we are unable to effectively manage our inventories, reduce our costs, introduce new products with higher average selling prices or increase our sales volumes, our revenues and gross margins will be negatively impacted.

Although consumers have recently begun to purchase digital cameras in volume, they still exert pressure on digital camera manufacturers and on us to lower prices of digital photography products, like our digital film, to prices comparable to those of traditional photography products. Our competitors also impose pricing pressures on us. Often these pricing pressures have been the result of reduced flash memory costs. In addition, because a large percentage of our sales are to a small number of customers that are primarily retail consumer chains, distributors and large OEMs, these customers have exerted, and we expect they will continue to exert, pressure on us to make price concessions. Historically and continuing in the second quarter of 2003, we significantly reduced the prices of many of our flash products and may need to do so in the future to remain competitive. Any reduction in prices by us will negatively impact our gross margins unless we can manage our internal and channel inventories and our cost structure to minimize the impact of such price declines and reduce our costs. We have also begun to sell our products to certain customers on a consignment basis, resulting in higher inventory levels.

If we are unable to reduce our costs to offset declines in average selling prices or increase the sales volume of our existing products, our revenues and gross margins will be adversely affected. We anticipate that our average selling prices will continue to decline throughout 2003. This may negatively impact our anticipated growth in product revenues as well as our gross margins, particularly if the decline in our average selling prices is not matched by price declines in our component costs, primarily the cost of flash memory.

Because we protect many of our retail customers and distributors against the effects of price decreases on their inventories of our products, we have in the past and may in the future incur large price protection charges if we reduce our prices when there are large quantities of our products in our distribution channel.

More than half of our product sales in 2001, 2002 and the first half of 2003 were made through distributors and retailers to which we have provided price protection. Price protection allows customers to receive a price adjustment on existing inventory when its published price is reduced. In an environment of slower demand and abundant supply of products, price declines and channel promotions expenses are more likely to occur and, should they occur, are more likely to have a significant impact on our operating results. Further, in this environment, high channel inventory may result in substantial price protection charges. These price protection charges have the effect of reducing gross sales and gross margin. During 2002, we incurred approximately $7.6 million in price protection charges, and during the first six months of 2003, we incurred approximately $7.1 million in price protection charges. We anticipate that we will continue to incur price protection charges for the foreseeable future due to competitive pricing pressures. If our price protection reserves are insufficient or we are not able to estimate future charges, our revenues and gross margins would be adversely affected in future periods.

Because many of our retail customers and distributors have rights of return, we may be required to take back large quantities of unsold customer inventory, which could reduce our revenues.

Substantially all of our sales of our digital media products to end-users are made through distributors and retailers. Our sales through these channels often include rights to return unsold customer inventory. For sales of some of our products, we recognize revenue upon shipment of our products, although we establish reserves for estimated returns. Additionally, we permit some of our customers to return products in their inventory for credit or in exchange for new products. If there are significant inventories of old products in our distribution channel when a new product is released, or if these distributors and retailers are unsuccessful in selling our products, there could be substantial product returns. If our reserves are insufficient to account for these returns or if we are unable to resell these products on a timely basis at similar prices, our revenues may be reduced. Because the market for our products is rapidly evolving, we may not be able to resell returned products at attractive prices or at all.

If our customers elect to compete with us in the digital media market, our revenues and gross margins would likely decline.

We sell our controllers to companies that could use our controllers to manufacture flash card products. Many of these customers are large companies that have longer operating histories and greater brand recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources and longer standing relationships with customers. If these companies were to choose to compete directly with us in the digital media market or in our retail channels, our revenues and gross margins would likely decline.

We depend on a few key customers and the loss of any of them could significantly reduce our revenues.

Historically, a small number of our customers have accounted for a significant portion of our revenues. During the first six months of 2003, sales to the ten customers from which we received the greatest revenues accounted for approximately 60.3% of our total gross revenues. Our revenues could decline if one or more of these customers were to significantly reduce, delay or cancel their orders, decide to purchase digital media manufactured by one of our competitors, develop and manufacture their own digital media or cease operations due to the downturn in the global economy or otherwise. In addition, we do not carry credit insurance on our accounts receivables and any difficulty in collecting outstanding amounts due from our customers, particularly customers that place larger orders or experience financial difficulties, could adversely affect our revenues and our net income. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all.

Furthermore, our revenues include sales to OEMs, some of which have, or may in the future, decide to compete against us in the digital media market. We expect our operating results for at least the next several years to continue to depend on sales to a relatively small number of customers.

If we are unable to develop and introduce, on a timely basis, new products or services that are accepted by our customers and consumers, we will not be able to compete effectively in our market.

We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in consumer demands and the rapid introduction of new, higher performance products that shorten product life cycles and tend to decrease average selling prices. To remain competitive in this demanding market, we must continually design, develop and introduce new products and services that meet the performance and price requirements of our customers and consumers. Any significant delay or failure in releasing new products or services would harm our reputation, provide a competitor a first-to-market opportunity or allow a competitor to achieve greater market share. Also, we cannot assure you that any products or services we do introduce will gain market acceptance. The introduction of new products is inherently risky because it is difficult to foresee advances in technology and the adoption of new standards, to coordinate our technical personnel and strategic relationships and to identify and eliminate design and product flaws. We may not be able to recoup research and development expenditures if our new products or services are not widely accepted.

If we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business may be limited.

We may not be able to develop and sell products that are commercially viable and widely accepted if we are unable to anticipate market trends and the price, performance and functionality requirements of digital camera and flash memory manufacturers. We must continue to collaborate closely with our customers, digital camera manufacturers, flash memory manufacturers and o ther suppliers to ensure that critical development, marketing and distribution projects proceed in a coordinated manner. This collaboration is also important because our ability to anticipate trends and plan our development activities depends to a significant degree upon our continued access to information derived from strategic relationships we currently have with digital camera and flash memory manufacturers. This collaboration can be difficult because many of these companies are located in Europe or Asia. If any of our current relationships terminate or otherwise deteriorate, or if we are unable to enter into future alliances that provide us with comparable insight into market trends, we will be hindered in our product development efforts.

We rely to a significant degree on retailers to sell our digital media products.

We sell a significant percentage of our digital media products to retailers, most notably CompUSA, Office Max, Ritz, Target and Wal-Mart, rather than through OEMs. As such, we are subject to many risks, including the following:

•	loss of market share if the retailers that carry our products do not grow as quickly and sell as many digital media products as the retailers that carry the digital media products of our competitors;

•	loss of business if we are unable to satisfy the product needs of these customers;

•	product returns could increase as a result of our strategic interest in assisting retailers in balancing their inventories;

•	reduced ability to forecast sales;

•	reduced gross margins, delays in collecting receivables and increased inventory levels due to the increasing tendency for some retailers to require products on a consignment basis;

•	retailers may emphasize our competitors’ products over our products, or decline to carry our products; and

•	continued downward pricing pressure in the retail channel has and could continue to necessitate price protection of the inventories of our products that many of our customers carry.

Because we depend on single suppliers for some key components and products and do not have long-term supply contracts with those suppliers, we are exposed to the risks of a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality.

We have a sole source of supply for the following components:

•	transistors for our CompactFlash and connectivity products;

•	connectors for our JumpDrive Pro and CF Type II products;

•	the interface circuit for our JumpDrive products; and

•	the switches for our Memory Stick products.

We rely on additional vendors for other critical components. Because we depend on single suppliers for certain key components, and do not have a long-term supply contract with these suppliers, we face the risk of inadequate component supply, price increases, late deliveries and poor component quality. Any supplier may terminate their relationships with us or pursue other relationships with our competitors, and if we were to lose our relationship with these single suppliers, the lead time required to qualify new suppliers could be as long as three months. Also, if we lose our single suppliers or these suppliers are otherwise unable to satisfy our volume and delivery schedule requirements, it may be difficult to locate any suppliers who have the ability to develop, manufacture and deliver the specialized components we need for our products. If we are unable to accurately predict our supply needs, or if our supply of components is disrupted, our reputation may be harmed and we may lose existing customers or be unable to attract new customers.

We also do not manufacture certain flash cards such as the Memory Stick PRO, Secure Digital Card, SmartMedia Card, xD Picture Card and Multi-Media Card. Until we are able to develop our own flash memory controller for these and other products, we must purchase such cards from third parties for resale. We do not have a long-term supply contract with these suppliers, and therefore face the risks of inadequate supply, price increases, late delivery or unavailability. If our supply of such products is disrupted, we will lose existing customers and may be unable to replace them or attract new ones.

We depend on United Microelectronics Corporation, or UMC, to manufacture all of our controllers, and if we are unable to obtain from UMC sufficient quantities of controllers at acceptable quality, yields and prices, and in a timely manner, we may not be able to meet customer demand for our products, which could limit the growth and success of our business.

We do not own or operate a semiconductor fabrication facility, or fab. Instead, we rely on a single outside foundry, UMC of Taiwan, to produce all of our controller products. Our reliance on an independent foundry involves a number of significant risks, including:

•	reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

•	lack of guaranteed production capacity or product supply; and

•	unavailability of, or delayed access to, next-generation or key process technologies.

We do not have a long-term supply agreement with UMC and instead obtain manufacturing services on a purchase order basis. UMC has no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of UMC, and UMC may reallocate capacity to other customers on short notice, even during periods of high demand for our products. If UMC were to become unable or unwilling to continue manufacturing our controllers in the required volumes, at acceptable quality, yields and prices, and in a timely manner, we might not be able to meet customer demand for our products, which could limit the growth and success of our business. Although we have attempted to diversify our sources of controllers by qualifying other fabs, such as Taiwan Semiconductor Manufacturing Corporation, we cannot assure you that they will have sufficient capacity to accommodate our demand at any particular time.

In addition, if competition for foundry capacity increases, we may incur significant expenses to secure access to manufacturing services, which in turn may cause our product costs to increase substantially. We expect that the demand for capacity at these facilities will change in the near future due to fluctuating demand for consumer electronic and industrial products that depend on semiconductors manufactured at these facilities. All of these foundries are located in an area of the world that may be subject to political and economic instability, the SARS epidemic and natural disasters, particularly earthquakes. While the last major earthquake in Taiwan did not have a significant impact on deliveries to us from UMC, a similar event in the future at one of their foundries could have a significant impact.

We depend solely on third-party subcontractors for assembly and testing of our digital media products, which could result in product shortages or delays or increase our costs of manufacturing, assembling or testing our products.

Our products are currently assembled and tested by Venture Manufacturing Services in Newark, California and Venture Manufacturing in Singapore and Bintan, Malaysia, Vitron in San Jose, California and PC Partner in China. We do not have a long-term agreement with Vitron, Venture Manufacturing or PC Partner and typically obtain services from them on a per order basis. Additionally, our controllers are assembled, tested and packaged primarily by Advanced Semiconductor Engineering, Inc. in Taiwan and Multitech Design & Test, Inc. in Sunnyvale, California. Our reliance on these subcontractors involves risks such as reduced control over delivery schedules, quality assurance, inventory levels and costs. These risks could result in product shortages or increase our costs of manufacturing, assembling or testing our products. If these subcontractors are unable or unwilling to continue to provide assembly and test services and deliver products of acceptable quality, at acceptable costs and in a timely manner, we would have to identify and qualify other subcontractors. This could be time-consuming and difficult and result in unforeseen operations problems.

Our unit volume has increased substantially over the last year and has strained our operations infrastructure and our supply chain.

Over the last year, the number of units we manufacture on a weekly basis has increased significantly. This significant increase in growth has strained our supply chain and operations capabilities. If we are not able to continue to accommodate this increased unit demand from our customers, we may have product shortages. If we were to have product shortages, our customers would likely cancel orders or seek other suppliers to replace us. In addition, we must continue to make significant investments in our existing internal information management systems to support increased manufacturing, as well as accounting and other management related functions. Our systems, procedures and controls may not be adequate to support rapid growth, which could in turn harm our business, financial condition and results of operations.

Our failure to successfully promote our brand and achieve strong brand recognition in target markets could limit or reduce the demand for our products and services.

We believe that brand recognition will be important to our ability to be successful as the digital photography and the digital media markets continue to develop. We plan to continue to invest in marketing programs to create and maintain prominent brand awareness. If we fail to promote our brand successfully, or the expenses associated with doing so become increasingly high, our business may not grow as we anticipate. In addition, if our products exhibit poor performance or other defects, our brand may be adversely affected, which would inhibit our ability to attract or retain customers.

If we encounter difficulties in attracting and retaining qualified personnel, we may not be able to successfully execute our business strategy, we may need to grant large stock-based incentives that could be dilutive to our stockholders and may be required to pay significant salaries which would increase our general and administrative costs.

Our future success will depend to a significant extent on the continued services of our key employees, including Eric B. Stang, our Chairman of the Board, President and Chief Executive Officer, and Petro Estakhri, our Chief Technology Officer and Executive Vice President of Engineering. Our success will also depend on our ability to attract and retain qualified technical, sales, marketing, finance and managerial personnel. If we are unable to find, hire and retain qualified individuals, we may have difficulty implementing portions of our business strategy in a timely manner, or at all.

We may experience difficulty in hiring and retaining candidates with appropriate qualifications. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing stockholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business.

If our products contain defects, we may incur unexpected and significant operating expenses to correct the defects, we may be required to pay damages to third parties and our reputation may suffer serious harm.

Although the digital media products that we manufacture are tested after they are assembled, these products are extremely complex and may contain defects. These defects are particularly likely when new versions or enhancements are released. The sale of products with defects or reliability, quality or compatibility problems may damage our reputation and our ability to retain existing customers and attract new customers. For example, if there are defects in our products that cause loss of data, customers may lose their digital images stored on our digital media. In addition, product defects and errors could result in additional development costs, diversion of technical and management resources, delayed product shipments, increased product returns, and product liability claims against us that may not be fully covered by insurance.

Our significant sales outside the United States subject us to increasing foreign political and economic risks, including foreign currency fluctuations, and it may be difficult for us to anticipate demand and pricing in those regions or effectively manage the distributor channels and relationships in those regions.

Sales outside of the United States accounted for approximately 32.7% of our total net revenues for the six months ended June 30, 2003. We generated a majority of our international revenues from licensing agreements in Asia and product sales in Europe and Asia. The European and Asian markets are intensely competitive. One of our principal growth strategies is to expand our presence in this and other international markets both through increased international sales and strategic relationships. We have begun conducting transactions in the Euro, and are expanding distribution of our products into Latin America. Consequently, we anticipate that sales outside of the United States will continue to account for a significant portion of our net revenues in future periods. Accordingly, we are subject to international risks, including:

•	foreign currency exchange fluctuations;

•	political and economic instability;

•	delays in meeting customer commitments due to difficulties associated with managing an international distribution system;

•	increased time to collect receivables caused by slower payment practices that are common in many international markets;

•	difficulties associated with managing export licenses, tariffs and other regulatory issues pertaining to international trade;

•	increased effort and costs associated with the protection of our intellectual property in foreign countries;

•	natural disasters, political uncertainties and changing regulatory environments in foreign countries; and

•	difficulties in hiring and managing employees in foreign countries.

In addition, if we are unable to accurately anticipate demand and pricing of products in international markets, or if we cannot work effectively with our distribution partners to create demand, develop effective marketing programs, manage inventory levels and collect receivables in a timely fashion, our operating results will be harmed and our stock price will likely decline.

The sales of our products are denominated primarily in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies could cause our products to become less competitive in international markets and could result in a reduction in sales and profitability. We have product sales denominated in British pounds, Euros and other European currencies, as well as the Japanese yen. In addition, we anticipate having some sales in Latin American currencies in 2003. To the extent our prices are denominated in foreign currencies, particularly the British pound and Japanese yen, we will be exposed to increased risks of currency fluctuations.

We have foreign subsidiaries in Great Britain and Japan that operate and sell our products in various global markets. As a result, we are exposed to risks associated with changes in foreign currency exchange rates. We use forward contracts to manage the exposures associated with a portion of our net asset or liability positions. However, we cannot assure you that any policies or techniques that we have implemented will be successful or that our business and financial condition will not be harmed by exchange rate fluctuations.

Risks related to our industry

Our business will not succeed unless the digital photography market continues to grow and is accepted by professional, commercial and consumer users.

We currently depend on sales of digital media and connectivity products to digital camera owners for a substantial portion of our revenues, which exposes us to substantial risk in the event the digital photography market does not grow rapidly. The digital photography market is in an early stage of development and is rapidly evolving. The success of this market depends on many factors, including:

•	the ability of digital cameras to take high-quality photographs;

•	the availability of digital cameras at prices and with performance characteristics comparable to traditional cameras;

•	the availability of digital media that meet users’ requirements with respect to price, speed, connectivity, capacity and compatibility;

•	the speed at which digital cameras are able to take successive photographs;

•	the ease with which digital files can be transferred to a personal computer or printer;

•	the availability of digital image prints comparable in quality and price to traditional photographs; and

•	market conditions in the industry and the economy as a whole.

In addition to the above factors related to the digital photography market as a whole, we believe the following additional factors will affect the successful adoption of digital photography by consumers:

•	marketing campaigns that increase brand awareness in end-user markets, both domestically and internationally;

•	increased association between brand names and attractive price and performance characteristics; and

•	heightened consumer confidence in digital photography technology.

If the digital photography market does not continue to grow and be accepted by professional, commercial and consumer users, our business will not succeed.

General economic conditions, political and military conditions associated with current worldwide conflicts and similar events may prevent consumers from purchasing our products and reduced demand for digital media and related products may prevent us from achieving targeted revenues and profitability.

Sales of consumer electronic products have historically been dependent upon discretionary spending by consumers, which may be adversely affected by general economic conditions. The recent decline in consumer confidence and the continuing slowdown in the United States economy may cause consumers to defer decisions to purchase our products. If the economy continues to decline as a result of recent economic, political and social turmoil, consumers may reduce discretionary spending and may not purchase our products, which would harm our revenues.

Our revenues and our ability to sustain profitability depend significantly on the overall demand for flash cards and related products. Our customers’ decisions to purchase our products are largely discretionary. The slowdown in the U.S. and global economy may cause customers to defer or alter purchasing decisions, and accordingly could reduce demand for our products. Softening demand for these products caused by worsening economic conditions has resulted in the past, and may again in the future result, in decreased revenues. As a result, there is uncertainty with respect to our expected revenues for 2003, and further delays or reductions in spending on digital media and related products could have a material adverse effect on our revenues and operating results.

Our stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, our stock price may continue to be volatile which could negatively affect your investment.

The trading price of our common stock has fluctuated significantly since our initial public offering in August 2000 and has only recently risen above the original offering price of $8 per share. Many factors could cause the market price of our common stock to fluctuate, including:

•	variations in our quarterly operating results;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	departure of key personnel;

•	the gain or loss of significant orders or customers;

•	sales of common stock by our officers and directors;

•	changes in the estimates of our operating performance or changes in recommendations by securities analysts; and

•	market conditions in our industry and the economy as a whole.

In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could harm our operating results and our business.

If digital camera manufacturers do not develop and promote products that are able to take advantage of our fastest digital film products, the growth and success of our business may be limited.

We depend on the research and development, marketing and sales efforts of digital camera manufacturers in developing, marketing and selling digital cameras that can use our more advanced existing and future products. Most of the digital cameras currently available on the market do not incorporate technologies that can take advantage of the speed available in our fastest digital film products. If digital camera manufacturers do not successfully develop, market and sell digital cameras that take full advantage of our most advanced products, from which we realize higher gross margins, the growth and success of our business may be negatively impacted.

The manufacturing of our products is complex and subject to yield problems, which could decrease available supply and increase costs.

The manufacture of flash memory and controllers is a complex process, and it is often difficult for companies to achieve acceptable product yields. Reduced flash memory yields could decrease available supply and increase costs. Controller yields depend on both our product design and the manufacturing process technology unique to the semiconductor foundry. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

Risks related to our intellectual property

If we are unable to adequately protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

We regard our intellectual property as critical to our success. If we are unable to protect our intellectual property rights, we may be unable to successfully compete in our market.

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and other methods to protect our proprietary technologies. As of August 5, 2003, we had been granted or allowed more than 67 patents in the United States and other countries and have more than 89 pending United States and foreign patent applications. We cannot assure you, however, that:

•	any of our existing or future patents will not be invalidated;

•	patents will be issued for any of our pending applications;

•	any claims allowed from existing or pending patents will have sufficient scope or strength; or

•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage.

It may also be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents.

We are involved in intellectual property litigation, and expect to become involved in additional litigation that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology.

We are a party to litigation with third parties to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. We expect to be involved in additional patent litigation in the near future. These lawsuits could subject us to significant liability for damages. These lawsuits could also lead to the invalidation of our patent rights. Patent lawsuits are extremely expensive and time-consuming and can divert management’s time and attention. When we sue other companies for patent infringement, it may prompt them to respond by suing us for infringement of their patents. We are also negotiating license agreements with third parties, which could result in litigation if these negotiations are unsuccessful. Additional patent litigation would significantly increase our legal expenses, which would result in higher operational expenses and lower operating margins. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may incur additional costs or be unable to manufacture and sell our products.

Risks related to an offering of our securities

Management might apply the net proceeds from an offering of our securities to uses that do not improve our operating results or increase the value of your investment.

Our management will have considerable discretion in the application of the net proceeds from offerings, pursuant to this prospectus, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

Our charter documents and Delaware law could delay or prevent a takeover of us that stockholders may consider favorable, which could cause the market price of our common stock to decline.

We have a classified board of directors. In addition, our stockholders are unable to act by written consent or to call special meetings of stockholders without advance notice and approval of stockholders owning at least a majority of our outstanding voting stock. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third-party to acquire us, even if doing so would benefit our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

Our officers and directors exert substantial influence over us.

Our executive officers, our directors, and entities affiliated with them together beneficially own a substantial portion of our outstanding common stock. As a result, these stockholders are able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by other stockholders.

Future sales of shares by existing stockholders could affect our stock price.

The shares held by our stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933 and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and the securities rules and regulations applicable to these shares. Furthermore, certain of our directors and officers have entered into written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 under which they have been selling shares of our common stock in the public market, which sales could have an adverse effect on our stock price.

Use of proceeds

We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

Dividend policy

We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

Ratio of earnings to fixed charges and preferred dividends

The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated (in thousands):

	Years ended December 31,					Three Months ended March 31,
	1998	1999	2000	2001	2002	2003

Ratio	—	—	—	—	11.5x	31.3x
Deficiency	$9,090	$15,281	$54,266	$44,566	—	—

For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of rent expense. The deficiency represents the shortfall in earnings required to cover fixed charges.

Selling stockholders

The stockholder named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 1,250,000 shares of our common stock. The following table sets forth, as of July 30, 2003, the number of shares of our common stock that this selling stockholder beneficially owns and the number of shares being registered for sale by this selling stockholder. The percentage of outstanding shares beneficially owned before the offering is based on 69,771,766 shares of common stock outstanding as of July 30, 2003. The percentage of outstanding shares beneficially owned after the offering assumes that all of the shares offered by the selling stockholders under the prospectus have been sold. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus.

The term “selling stockholders,” as used in this prospectus, includes the holder listed below and its transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling stockholders may sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Name	Shares of Common Stock Beneficially Owned Before the Offering		Total Shares That May Be Offered by Selling Stockholder	Shares of Common Stock Beneficially Owned After the Offering
	Number of Shares	Percent of Shares		Number of Shares	Percent of Shares

Entities affiliated with Thomvest Holdings Inc. (1)	4,777,389	6.8%	1,250,000	3,527,389	5.1%

(1)	Includes 27,644 shares of our common stock owned by Thomvest Holdings Inc., of which William T. Dodds, one of our directors, is a Vice President; 4,634,035 shares of our common stock owned by Thomvest International Ltd., of which 1,250,000 shares are being registered under this registration statement; and 71,974 shares of our common stock and a warrant to purchase 43,736 shares of our common stock, which is immediately exercisable, owned by Thomvest Ventures Inc. The address of Thomvest Holdings Inc. is 65 Queen Street West, Suite 2400, Toronto, Ontario, Canada M5H 2M8. The address of Thomvest International Ltd. is King’s Court, Unit T1, Bay Street, P.O. Box N-10507, Nassau, New Providence, Bahamas. The address of Thomvest Ventures Inc. is 65 Queen Street West, Suite 2400, Toronto, Ontario, Canada M5H 2M8.

Plan of distribution

We may sell shares of our common stock, shares of our preferred stock, debt securities and warrants, and the selling stockholders may sell shares of our common stock, through underwriters, agents, dealers, or directly to one or more purchasers. We and the selling stockholders may distribute these securities from time to time in one or more transactions, including block transactions and transactions on The Nasdaq National Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

We may permit the selling stockholders or their transferees, pledgees, donees, heirs or other successors to sell our common stock pursuant to this prospectus in conjunction with an offering by us. The selling stockholders may only sell pursuant to this prospectus with our consent, which consent may be withheld in our sole discretion. If selling stockholders sell our common stock pursuant to this prospectus, a prospectus supplement will set forth information required by the SEC rules and regulations regarding the selling stockholders. Selling stockholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act, including pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, provided they meet the criteria and conform to the requirements of Rule 144.

The prospectus supplement for the securities we and/or the selling stockholders sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of underwriters, agents and dealers

We and/or the selling stockholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling stockholders will execute an underwriting agreement with those underwriters relating to the securities that we and/or the selling stockholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We and/or the selling stockholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the selling stockholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling stockholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we and/or the selling stockholders may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We and/or the selling stockholders may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling stockholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholders or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

Selling stockholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and contribution

We and/or the selling stockholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

Description of securities to be registered

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate offering price of securities that we may offer with this prospectus will not exceed $85,000,000. In addition, the selling stockholders named in this prospectus may sell up to 1,250,000 shares of our common stock.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

Common stock

The following summary is a description of the material terms of our common stock and does not purport to be complete. You should read our restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

General

Our restated certificate of incorporation provides that we have authority to issue 200,000,000 shares of common stock, par value $0.0001 per share. As of July 30, 2003, there were 69,771,766 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock, which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

The board of directors currently consists of seven members. Our restated certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the 2004 annual meeting of stockholders; the term of office of the second class, Class II, to expire at the 2005 annual meeting of stockholders; the term of office of the third class, Class III, to expire at the 2006 annual meeting of stockholders; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

Our restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders’ meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 75 days nor earlier than 105 days prior to the date of the meeting. A stockholder’s notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

Our restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the chairperson of the board or the chief executive officer, or if there is no chief executive officer, by the president, a majority of the members of the board or the holders of at least a majority of the outstanding voting stock then entitled to vote at an election of directors. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, to alter, change, amend, repeal or adopt any provision inconsistent with Article VI of our restated certificate of incorporation (which relates to the election of directors and stockholder meetings, including provisions regarding the number of our authorized directors, removal of directors, filling vacancies on our board of directors, establishing a classified board of directors, and the procedures for stockholder nominations for election of directors and other business to be brought before any meeting of our stockholders) or to alter amend or repeal any provision of our bylaws or to adopt new bylaws. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

The provisions of the restated certificate of incorporation and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Lexar, even though such an attempt might be beneficial to Lexar and our stockholders.

Change of control

We are subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

Transfer agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock is Mellon Investor Services L.L.C.

Preferred stock

Under our certificate of incorporation we have authorized 10,000,000 shares of preferred stock, par value $0.0001 per share. At July 30, 2003, we had no shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders.

Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the title of the series;

•	dividend rates;

•	redemption provisions, if any;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of Lexar;

•	sinking fund provisions, if any;

•	whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

•	voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and exchange

The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock.

Redemption

We will specify in the prospectus supplement relating to each new series of preferred stock:

•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.

Liquidation preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

•	distributions upon liquidation in the amount provided in the prospectus supplement relating to that series of preferred stock; plus

•	any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock may or may not be entitled to any further participation in any distribution of our assets, as provided in the prospectus supplement relating to that series of preferred stock.

Voting rights

The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer agent and registrar

We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

Debt securities

The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and U.S. Bank, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures.

We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.

The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	any subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.

If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior debt securities

Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

Subordinated debt securities

Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and paying agent

The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

U.S. Bank, N.A. is our designated security registrar and paying agent for the debt securities.

Global securities

We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or exchange rights

Debt securities may be convertible into or exchangeable for shares of our equity securities that we are registering under this registration statement. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Registered global securities

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, consolidation or sale of assets

Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if

•	Lexar is the continuing entity; or

•	Lexar is not the continuing entity, and

—	the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

—	the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of default

Unless otherwise provided for in the prospectus supplement, the term “event of default,” when used in the indentures means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, defeasance and covenant defeasance

We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance.” We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•	in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the indenture

Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the trustee

Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.

If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

•	would not conflict with any rule of law or with the applicable indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No individual liability of incorporators, stockholders, officers or directors

Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Warrants

We may issue warrants, including equity warrants, which are warrants to purchase common stock or preferred stock, and debt warrants, which are warrants to purchase debt securities.

Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Equity warrants

The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

Debt warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Legal matters

Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Mountain View, California. Fenwick & West LLP owns 12,255 shares of our common stock.

Experts

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lexar Media, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538, Attention: Investor Relations, Telephone: (510) 413-1200.

Documents incorporated by reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003, as amended on July 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 15, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

4,500,000 shares

Common stock

Prospectus Supplement

(To Prospectus Dated August 13, 2003)

JPMorgan

SG Cowen

C.E. Unterberg, Towbin

September     , 2003

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.